Exhibit 10.50

Dominion Resources, Inc.

Non-Employee Directors’ Annual Compensation

As of December 31, 2015

Annual Retainer	Amount
Service as Director	$205,000 ($77,500 cash; $127,500 stock)
Service as Audit Committee or Compensation, Governance and Nominating Committee Chair	$22,500
Service as Finance and Risk Oversight Committee Chair	$15,000
Service as Lead Director	$27,500

Meeting Fees
Board meetings	$2,000 per meeting
Committee meetings	$2,000 per meeting